CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of The Med-Design Corporation on Form S-3 (File No. 333-22201) of our report dated March 19, 1997, on our audits of the consolidated financial statements of The Med-Design Corporation as of December 31, 1996 and 1995, and for each of the two years in the period ending December 31, 1996, which report is included in this Annual Report on Form 10-KSB.


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 26, 1997